Exhibit 99.1

The Michaels Companies Reports Fourth Quarter and Full Year Fiscal 2018 Results

  Fourth quarter comparable store sales decreased 0.4%; on a calendar shifted basis, comparable store sales increased 1.4%
  Fourth quarter GAAP diluted EPS of $1.15; adjusted diluted EPS of $1.44
  Fiscal 2018 comparable store sales increased 0.8%
  Fiscal 2018 GAAP diluted EPS of $1.86; adjusted diluted EPS of $2.35

IRVING, Texas--(BUSINESS WIRE)--March 19, 2019--The Michaels Companies, Inc. (NASDAQ: MIK) today reported diluted earnings per share for the fourth quarter of fiscal 2018 of $1.15, an increase of 3.6% compared to $1.11 per diluted share in the fourth quarter of fiscal 2017. Excluding $0.29 of restructure charges (net of taxes) primarily related to the previously announced closure of 36 Pat Catan’s stores in the fourth quarter of fiscal 2018, and $0.08 of tax adjustments related to the Tax Cuts and Jobs Act of 2017 (“Tax Act”) in the fourth quarter of fiscal 2017, adjusted diluted earnings per share for the fourth quarter of fiscal 2018 was $1.44, compared to adjusted diluted earnings per share of $1.19 in the fourth quarter of 2017, an increase of 21.0%. A reconciliation of non-GAAP financial measures to the respective GAAP measures is included in this release.

“A few weeks ago, I joined The Michaels Companies, a retailer I have long admired as a customer,” said Mark Cosby, Interim CEO. “While I am still getting to know the customer, the operations and the team, I am excited about the long-term opportunities we have to engage with makers of all experience levels and expand our leadership position within the arts and crafts retail industry.”

Impact of the 53rd Week in Fiscal 2017

The Company’s fiscal year ends on the Saturday closest to January 31st. Fiscal 2017 ended on February 3, 2018, resulting in an extra week in the fourth quarter of fiscal 2017 (“53rd week” or “extra week”) as compared to fiscal 2018. The 53rd week contributed approximately $79 million in sales, approximately $27 million in operating income, approximately $16 million in net income, and approximately $0.09 in diluted income per share.

Fourth Quarter Highlights

“As expected, we saw nice momentum in the quarter resulting from investments we made earlier in the year, including enhancements made to Michaels.com and the Michaels app; the launch of buy online, pick up in store in all U.S. stores; a new promotional tool to help us manage discounts more effectively; and the conversion of 238 additional stores to our flexible merchandising area format. On a calendar shifted basis, comparable store sales increased 1.4%, our best performance of the year, and adjusted operating profit, adjusted net income and adjusted diluted earnings per share were all within the guidance range we provided for the quarter. Excluding the extra week in fiscal 2017, adjusted operating income increased 1.8% to $333.2 million, adjusted net income increased 12.9% to $227.1 million, and adjusted diluted earnings per share increased 30.3% to $1.44,” said Denise Paulonis, Executive Vice President and Chief Financial Officer.

Net sales were $1,789.1 million, compared to $1,890.6 million in the fourth quarter of fiscal 2017. The decrease in net sales in the fourth quarter of fiscal 2018 was primarily due to the extra week in the fourth quarter of fiscal 2017, the closure of all 94 full-size Aaron Brothers stores in the first quarter of fiscal 2018, and a 0.4% decline (flat on a constant currency basis) in comparable store sales. The sales decrease was partially offset by sales from the operation of 20 additional Michaels stores (net of closures) during the quarter. During the quarter, the Company opened three new Michaels stores, closed one Michaels store, relocated one Michaels store, and closed 36 Pat Catan’s stores.

Operating income was $273.2 million, compared to $354.3 million in the fourth quarter of fiscal 2017. The decrease in operating income was due to $60.0 million of restructure charges primarily related to the closure of 36 Pat Catan’s stores and the extra week in the fourth quarter of fiscal 2017. Excluding the restructure charges, adjusted operating income for the fourth quarter of fiscal 2018 was $333.2 million. (See additional information in this release for a reconciliation of non-GAAP financial measures to the respective GAAP measures.)

Interest expense increased $2.8 million to $37.6 million, from $34.8 million in the fourth quarter of fiscal 2017, due to higher LIBOR rates associated with the Company’s variable rate Amended Term Loan Credit Facility and settlement payments associated with the Company’s interest rate swaps.

The effective tax rate was 22.9%, compared to 36.6% in the fourth quarter of fiscal 2017. The lower effective tax rate was due to a decrease in the federal statutory tax rate from 35% to 21%.

Net income was $181.4 million, compared to $203.0 million in the fourth quarter of fiscal 2017. Excluding the restructure charges (net of taxes) in the fourth quarter of fiscal 2018 and tax adjustments related to the Tax Act in the fourth quarter of fiscal 2017, adjusted net income was $227.1 million, compared to adjusted net income of $217.5 million in the fourth quarter of fiscal 2017, an increase of 4.4%. (See additional information in this release for a reconciliation of non-GAAP financial measures to the respective GAAP measures.)

Fiscal 2018 Highlights

Net sales were $5,271.9 million, compared to $5,362.0 million in fiscal 2017. The decrease in net sales was primarily due to the closure of all 94 full-size Aaron Brothers stores in the first quarter of fiscal 2018 (approximately $110 million in net sales in fiscal 2017) and the extra week in the fourth quarter of fiscal 2017. The decrease in net sales was partially offset by the operation of 20 additional Michaels stores (net of closures) during the year and a 0.8% increase (0.9% on a constant currency basis) in comparable store sales. At the end of fiscal 2018, the Company operated 1,258 Michaels stores.

Operating income was $563.6 million, compared to $735.4 million in fiscal 2017. The decrease in operating income was primarily due to $104.2 million of restructure charges primarily related to the closure of the Aaron Brothers and Pat Catan’s retail chains, higher distribution-related costs, an adverse sales mix, the extra week in fiscal 2017, and higher inventory shrink. The negative impact of these factors was partially offset by benefits from the Company’s ongoing sourcing initiatives and a decrease in expenses related to the Aaron Brothers store closures. Excluding the restructure charges and an inventory write-down related to a third-party product which did not meet the Company’s quality standards, adjusted operating income for fiscal 2018 was $671.7 million. (See additional information in this release for a reconciliation of non-GAAP financial measures to the respective GAAP measures.)

Interest expense increased $18.0 million to $147.1 million, from $129.1 million in fiscal 2017, due to higher LIBOR rates associated with the Company’s variable rate Amended Term Loan Credit Facility and settlement payments associated with the Company’s interest rate swaps.

The effective tax rate was 23.4%, compared to 35.5% in fiscal 2017. The lower effective tax rate was due to a decrease in the federal statutory tax rate from 35% to 21%.

Net income was $319.5 million, compared to $390.5 million in fiscal 2017. Excluding the restructure charges (net of taxes), an inventory write-down (net of taxes), losses on early extinguishments of debt and refinancing costs (net of taxes), and tax adjustments related to the Tax Act in fiscal 2018 and in fiscal 2017, adjusted net income for fiscal 2018 was $404.2 million, compared to adjusted net income of $405.1 million in fiscal 2017. (See additional information in this release for a reconciliation of non-GAAP financial measures to the respective GAAP measures.)

Earnings per diluted share was $1.86, compared to $2.10 per share in fiscal 2017. Excluding the restructure charges (net of taxes), an inventory write-down (net of taxes), losses on early extinguishments of debt and refinancing costs (net of taxes), and tax adjustments related to the Tax Act in fiscal 2018 and in fiscal 2017, adjusted diluted earnings per share for fiscal 2018 was $2.35, compared to adjusted diluted earnings per share of $2.17 in fiscal 2017, an increase of 8.3%. (See additional information in this release for a reconciliation of non-GAAP financial measures to the respective GAAP measures.)

Total merchandise inventory at the end of fiscal 2018 decreased 1.3% to $1,108.7 million compared to $1,123.3 million at the end of fiscal 2017. Average Michaels inventory on a per store basis, inclusive of distribution centers, inventory in-transit and inventory for the Company’s e-commerce site, increased 2.7% to $832,000 compared to $810,000 at the end of fiscal 2017.

During fiscal 2018, the Company purchased 24.6 million shares, or $451.9 million, under its share repurchase authorization. The total remaining authorization for future repurchases is approximately $398 million. The share repurchase program does not have an expiration date, and the timing and number of repurchase transactions under the program will depend on market conditions, corporate considerations, debt agreements, and regulatory requirements.

Fiscal Year 2019 Outlook:

The Company’s guidance for fiscal 2019 excludes any restructuring charges related to the Pat Catan’s store closures and any expenses associated with the transition of the Company’s Chief Executive Officer.

For fiscal 2019, the Company expects:

  net sales will be between $5.19 billion and $5.24 billion;
  comparable store sales to increase between 0% and 1%;
  to open 24 new Michaels stores, inclusive of up to 12 Pat Catan’s stores the Company plans to rebrand and reopen, and relocate 13 Michaels stores;
  adjusted operating income will be in the range of $640 million to $665 million;
  interest expense will be approximately $155 million;
  the effective tax rate will be between 23% and 24%;
  adjusted diluted earnings per share will be between $2.34 and $2.46, based on diluted weighted average shares of approximately 158 million; and
  capital expenditures will be approximately $135 million.

For the first quarter of fiscal 2019, the Company expects:

  comparable store sales will decrease in the low-single-digit range;
  to open four new Michaels stores and relocate five Michaels stores;
  adjusted operating income will be between $96 million and $106 million;
  interest expense will be approximately $38 million;
  the effective tax rate will be between 23% and 24%; and
  adjusted diluted earnings per share will be between $0.28 and $0.33, based on diluted weighted average shares of 158 million.

The Company does not provide a reconciliation of adjusted guidance to the comparable GAAP guidance because, without unreasonable effort, the Company is unable to predict with reasonable certainty the precise amounts or timing of the recognition of expenses associated with the closing activity and CEO transition. These items are uncertain, depend on various factors, and could have a material impact on GAAP diluted earnings per share in future periods.

Conference Call Information

A conference call to discuss fiscal 2018 financial results is scheduled for today, March 19, 2019, at 8:00 am central time. Investors who would like to join the conference call are encouraged to pre-register for the conference call using the following link: http://dpregister.com/10128894. Callers who pre-register will be given a phone number and a unique PIN to gain immediate access to the call and bypass the live operator. Participants may pre-register at any time, including up to and after the call start time.

Investors without internet access or who are unable to pre-register can join the call by dialing (844) 340-4762 or (412) 717-9617.

The conference call will also be webcast at https://investors.michaels.com/news-events/events. To listen to the live call, please go to the website at least 15 minutes before the call is scheduled to begin to register and download any necessary audio software. The webcast will be accessible for 30 days after the call. Additionally, a telephone replay will be available until April 2, 2019, by dialing (877) 344-7529 or (412) 317-0088, access code 10128894.

Non-GAAP Information

This press release includes non-GAAP measures including operating income excluding restructuring charges (net of income from Aaron Brothers operations) and an inventory write-down related to a third-party product which did not meet the Company’s quality standards (“Adjusted operating income”); net income excluding restructuring charges (net of income from Aaron Brothers operations), net of related income taxes, an inventory write-down related to a third-party product which did not meet the Company’s quality standards, net of related income taxes, losses on early extinguishments of debt and refinancing costs, net of related income taxes, and adjustments related to the Tax Act (“Adjusted net income”); and diluted earnings per share excluding restructuring charges (net of income from Aaron Brothers operations), net of related income taxes, an inventory write-down related to a third-party product which did not meet the Company’s quality standards, net of related income taxes, losses on early extinguishments of debt and refinancing costs, net of related income taxes, and adjustments related to the Tax Act (“Adjusted diluted earnings per share”). The Company has reconciled these non-GAAP financial measures with the most directly comparable GAAP financial measures in a table accompanying this release. The Company believes that these non-GAAP financial measures not only provide its management with comparable financial data for internal financial analysis but also provide meaningful supplemental information to investors. Specifically, these non-GAAP financial measures allow investors to better understand the performance of the Company's business and facilitate a meaningful evaluation of its quarterly and fiscal 2018 diluted earnings per share and actual results on a comparable basis with its quarterly and fiscal 2017 results.

This press release also includes expected operating income excluding an estimated range for a restructuring charge related to the Pat Catan’s store closures and expenses related to the transition of the Company’s Chief Executive Officer in the first quarter of fiscal 2019 (“Adjusted operating income”) and expected diluted earnings per share excluding an estimated range for a restructuring benefit related to the Pat Catan’s store closures, net of related income taxes, and expenses related to the transition of the Company’s Chief Executive Officer in the first quarter of fiscal 2019, net of related income taxes (“Adjusted diluted earnings per share”), which are non-GAAP measures. The Company does not provide an expected GAAP operating income range or an expected GAAP diluted earnings per share range or a reconciliation of Adjusted operating income or Adjusted diluted earnings per share range with a GAAP diluted earnings per share range because, without unreasonable effort, the Company is unable to predict with reasonable certainty the precise amount or timing of the recognition of expenses associated with the closing activity and the transition of the Company’s Chief Executive Officer in the first quarter of fiscal 2019. These items are uncertain, depend on various factors, and could have a material impact on GAAP diluted earnings per share in future periods.

In evaluating these non-GAAP financial measures, investors should be aware that in the future the Company may incur expenses or be involved in transactions that are the same as or similar to some of the adjustments in this presentation. The Company's presentation of non-GAAP financial measures should not be construed to imply that its future results will be unaffected by any such adjustments. The Company has provided this information as a means to evaluate the results of its ongoing operations. Other companies in the Company's industry may calculate these items differently than it does. Each of these measures is not a measure of performance under GAAP and should not be considered as a substitute for the most directly comparable financial measures prepared in accordance with GAAP. Non-GAAP financial measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the Company's results as reported under GAAP.

Forward-Looking Statements

This news release includes forward-looking statements which reflect management's current views and estimates regarding the Company's industry, business strategy, goals, and expectations concerning its market position, future operations, margins, profitability, capital expenditures, share repurchases, liquidity and capital resources, and other financial and operating information. The words "anticipate", "assume", "believe", "continue", "could", "estimate", "expect", “forecast”, "future", “guidance”, “imply”, "intend", "may", “outlook”, "plan", "potential", "predict", "project", and similar terms and phrases are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. The Company cannot assure investors that future developments affecting the Company will be those that it has anticipated. Actual results may differ materially from these expectations due to risks relating to the effect of economic uncertainty; substantial changes to fiscal and tax policies; our reliance on foreign suppliers; regulatory changes; the seasonality of our business; changes in customer demand; damage to the reputation of the Michaels brand or our private and exclusive brands; unexpected or unfavorable consumer responses to our promotional or merchandising programs; our failure to adequately maintain security and prevent unauthorized access to electronic and other confidential information; increased competition including internet-based competition from other retailers; and other risks and uncertainties including those identified under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission ("SEC"), which is available at www.sec.gov, and other filings that the Company may make with the SEC in the future. If one or more of these risks or uncertainties materialize, or if any of the Company's assumptions prove incorrect, the Company's actual results may vary in material respects from those projected in these forward-looking statements.

Any forward-looking statement made by the Company in this news release speaks only as of the date on which the Company makes it. Factors or events that could cause the Company's actual results to differ may emerge from time to time, and it is not possible for the Company to predict all of them. The Company does not undertake and specifically disclaims any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

About The Michaels Companies, Inc.:

The Michaels Companies, Inc. is North America's largest specialty provider of arts, crafts, framing, floral, wall décor, and seasonal merchandise for Makers and do-it-yourself home decorators. The Company operates more than 1,200 Michaels stores in 49 states and Canada. Additionally, the Company serves customers through a variety of digital platforms including Michaels.com, consumercrafts.com and aaronbrothers.com. The Michaels Companies, Inc., also owns Artistree, a manufacturer of high quality custom and specialty framing merchandise, and Darice, a premier wholesale distributor in the craft, gift and decor industry. For a list of store locations or to shop online, visit www.michaels.com or download the Michaels app.

The Michaels Companies, Inc.
Consolidated Statements of Comprehensive Income
(Unaudited)

	Quarter Ended		Fiscal Year Ended
	February 2,	February 3,	February 2,	February 3,
(in thousands, except per share data)	2019	2018(1)	2019	2018(1)
Net sales	$1,789,109	$1,890,608	$5,271,944	$5,361,960
Cost of sales and occupancy expense	1,074,285	1,116,072	3,248,276	3,233,171
Gross profit	714,824	774,536	2,023,668	2,128,789
Selling, general and administrative	381,211	419,839	1,351,401	1,390,400
Restructure charges	59,960	—	104,238	—
Store pre-opening costs	423	407	4,417	2,999
Operating income	273,230	354,290	563,612	735,390
Interest expense	37,592	34,810	147,085	129,116
Losses on early extinguishments of debt and refinancing costs	—	—	1,835	—
Other expense (income), net	283	(417)	(2,362)	533
Income before income taxes	235,355	319,897	417,054	605,741
Income taxes	53,952	116,929	97,509	215,243
Net income	$181,403	$202,968	$319,545	$390,498

Other comprehensive income, net of tax:
Foreign currency translation adjustment and other	(7,668)	6,310	(10,898)	10,564
Comprehensive income	$173,735	$209,278	$308,647	$401,062

Earnings per common share:
Basic	$1.15	$1.12	$1.87	$2.11
Diluted	$1.15	$1.11	$1.86	$2.10
Weighted-average common shares outstanding:
Basic	157,593	180,826	170,610	184,281
Diluted	157,879	182,264	171,378	185,566

The following table sets forth the percentage relationship to net sales of each line item of our unaudited consolidated statements of comprehensive income:
	Quarter Ended		Fiscal Year Ended
	February 2,	February 3,	February 2,	February 3,
	2019	2018(1)	2019	2018(1)
Net sales	100.0%	100.0%	100.0%	100.0%
Cost of sales and occupancy expense	60.0	59.0	61.6	60.3
Gross profit	40.0	41.0	38.4	39.7
Selling, general and administrative	21.3	22.2	25.6	25.9
Restructure charges	3.4	—	2.0	—
Store pre-opening costs	—	—	0.1	0.1
Operating income	15.3	18.7	10.7	13.7
Interest expense	2.1	1.8	2.8	2.4
Losses on early extinguishments of debt and refinancing costs	—	—	—	—
Other expense (income), net	—	—	—	—
Income before income taxes	13.2	16.9	7.9	11.3
Income taxes	3.0	6.2	1.8	4.0
Net income	10.1%	10.7%	6.1%	7.3%

(1)The quarter and year ended February 3, 2018 included 14 weeks and 53 weeks, respectively.

The Michaels Companies, Inc.
Consolidated Balance Sheets
(Unaudited)

	February 2,	February 3,
(in thousands, except per share data)	2019	2018
ASSETS
Current Assets:
Cash and equivalents	$245,887	$425,896
Merchandise inventories	1,108,715	1,123,288
Prepaid expenses and other	98,659	97,830
Accounts receivable, net	57,328	26,207
Income taxes receivable	4,935	3,761
Total current assets	1,515,524	1,676,982
Property and equipment, net	439,077	420,020
Goodwill	112,069	119,074
Other intangible assets, net	17,238	21,769
Deferred income taxes	25,005	34,538
Other assets	19,423	27,832
Total assets	$2,128,336	$2,300,215

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current Liabilities:
Accounts payable	$485,004	$483,002
Accrued liabilities and other	378,742	370,457
Current portion of long-term debt	24,900	24,900
Income taxes payable	43,907	79,586
Total current liabilities	932,553	957,945
Long-term debt	2,681,000	2,701,764
Other liabilities	140,978	150,001
Total liabilities	3,754,531	3,809,710

Stockholders’ Deficit:
Common Stock, $0.06775 par value, 350,000 shares authorized; 157,774 shares issued and outstanding at February 2, 2019; 181,919 shares issued and outstanding at February 3, 2018	10,594	12,206
Additional paid-in-capital	5,954	21,740
Accumulated deficit	(1,628,185)	(1,539,781)
Accumulated other comprehensive loss	(14,558)	(3,660)
Total stockholders’ deficit	(1,626,195)	(1,509,495)
Total liabilities and stockholders’ deficit	$2,128,336	$2,300,215

The Michaels Companies, Inc.
Consolidated Statements of Cash Flows
(Unaudited)

	Fiscal Year Ended
	February 2,	February 3,
(in thousands)	2019	2018(1)
Cash flows from operating activities:
Net income	$319,545	$390,498
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	124,271	118,912
Share-based compensation	27,082	24,264
Debt issuance costs amortization	4,997	5,098
Accretion of long-term debt, net	(518)	(505)
Restructure charges	104,238	—
Deferred income taxes	8,131	4,348
Losses on early extinguishments of debt and refinancing costs	1,835	—
Changes in assets and liabilities:
Merchandise inventories	(63,890)	5,281
Prepaid expenses and other	3,576	(7,785)
Accounts receivable	(14,100)	(2,992)
Other assets	(1,497)	(1,765)
Accounts payable	(10,461)	(38,025)
Accrued interest	(691)	(12,040)
Accrued liabilities and other	(17,225)	3,174
Income taxes	(44,532)	28,388
Other liabilities	3,495	6,759
Net cash provided by operating activities	444,256	523,610

Cash flows from investing activities:
Additions to property and equipment	(145,387)	(127,830)
Net cash used in investing activities	(145,387)	(127,830)

Cash flows from financing activities:
Common stock repurchased	(456,585)	(253,752)
Payments on term loan credit facility	(24,900)	(31,125)
Borrowings on asset-based revolving credit facility	355,400	382,200
Payments on asset-based revolving credit facility	(355,400)	(382,200)
Payment of debt refinancing costs	(1,117)	—
Payment of dividends	(317)	(408)
Proceeds from stock options exercised	4,041	16,588
Net cash used in financing activities	(478,878)	(268,697)

Net change in cash and equivalents	(180,009)	127,083
Cash and equivalents at beginning of period	425,896	298,813
Cash and equivalents at end of period	$245,887	$425,896

(1)The year ended February 3, 2018 included 53 weeks.

The Michaels Companies, Inc.
Earnings per Share
(in thousands, except per share data)
(Unaudited)

The following table sets forth the computation of basic and diluted earnings per share:

	Quarter Ended		Fiscal Year Ended
	February 2,	February 3,	February 2,	February 3,
	2019	2018(1)	2019	2018(1)
Basic earnings per common share:
Net income	$181,403	$202,968	$319,545	$390,498
Less income related to unvested restricted shares	(214)	(605)	(595)	(1,519)
Income available to common shareholders - Basic	$181,189	$202,363	$318,950	$388,979

Weighted-average common shares outstanding - Basic	157,593	180,826	170,610	184,281
Basic earnings per common share	$1.15	$1.12	$1.87	$2.11

Diluted earnings per common share:
Net income	$181,403	$202,968	$319,545	$390,498
Less income related to unvested restricted shares	(213)	(600)	(593)	(1,508)
Income available to common shareholders - Diluted	$181,190	$202,368	$318,952	$388,990

Weighted-average common shares outstanding - Basic	157,593	180,826	170,610	184,281
Effect of dilutive stock options and restricted stock units	286	1,438	768	1,285
Weighted-average common shares outstanding - Diluted	157,879	182,264	171,378	185,566
Diluted earnings per common share	$1.15	$1.11	$1.86	$2.10

(1)The quarter and year ended February 3, 2018 included 14 weeks and 53 weeks, respectively.

The Michaels Companies, Inc.
Reconciliation of Adjusted EBITDA
(Unaudited)

	Quarter Ended		Fiscal Year Ended
	February 2,	February 3,	February 2,	February 3,
(in thousands)	2019	2018(1)	2019	2018(1)
Net cash provided by operating activities	$418,442	$417,183	$444,256	$523,610
Depreciation and amortization	(34,338)	(32,680)	(124,271)	(118,912)
Share-based compensation	(6,302)	(6,032)	(27,082)	(24,264)
Debt issuance costs amortization	(1,238)	(1,275)	(4,997)	(5,098)
Accretion of long-term debt, net	133	126	518	505
Restructure charges	(59,960)	—	(104,238)	—
Deferred income taxes	(421)	(3,819)	(8,131)	(4,348)
Losses on early extinguishments of debt and refinancing costs	—	—	(1,835)	—
Changes in assets and liabilities	(134,913)	(170,535)	145,325	19,005
Net income	181,403	202,968	319,545	390,498
Interest expense	37,592	34,810	147,085	129,116
Income taxes	53,952	116,929	97,509	215,243
Depreciation and amortization	34,338	32,680	124,271	118,912
Interest income	(775)	(882)	(3,160)	(1,326)
EBITDA	306,510	386,505	685,250	852,443
Adjustments:
Losses on early extinguishments of debt and refinancing costs	—	—	1,835	—
Share-based compensation	6,302	6,032	27,082	24,264
Restructure charges	59,960	—	104,238	—
Severance costs	—	412	902	1,274
Store pre-opening costs	423	407	4,417	2,999
Store remodel costs	74	372	5,153	1,773
Foreign currency transaction (gains) losses	672	394	(278)	1,486
Store closing costs	(187)	(740)	3,134	1,382
Other(2)	880	469	2,916	2,920
Adjusted EBITDA	$374,634	$393,851	$834,649	$888,541

(1)The quarter and year ended February 3, 2018 included 14 weeks and 53 weeks, respectively.
(2)Other adjustments primarily relate to items such as moving and relocation expenses, franchise taxes and sign on bonuses

The Michaels Companies, Inc.
Reconciliation of GAAP basis to Adjusted operating income, Adjusted net income and Adjusted earnings per share
(Unaudited)

	Quarter Ended		Fiscal Year Ended
	February 2,	February 3,	February 2,	February 3,
(In thousands, except per share)	2019	2018(1)	2019	2018(1)
Operating income	$273,230	$354,290	$563,612	$735,390
Restructure charges and other (a)	59,960	—	103,935	—
Inventory write-down (b)	—	—	4,104	—
Adjusted operating income	$333,190	$354,290	$671,651	$735,390

Net income	$181,403	$202,968	$319,545	$390,498
Restructure charges and other (a)	59,960	—	103,935	—
Inventory write-down (b)	—	—	4,104	—
Losses on early extinguishments of debt and refinancing costs	—	—	1,835	—
Tax adjustment for above items (c)	(14,245)	—	(26,224)	—
The Tax Act – adjustments for repatriation taxes and the revaluation of deferred tax assets (d)	—	14,557	987	14,557
Adjusted net income	$227,118	$217,525	$404,182	$405,055

Earnings per common share, diluted	$1.15	$1.11	$1.86	$2.10
Restructure charges and other (a)	0.38	—	0.60	—
Inventory write-down (b)	—	—	0.02	—
Losses on early extinguishments of debt and refinancing costs	—	—	0.01	—
Tax adjustment for above items (c)	(0.09)	—	(0.15)	—
The Tax Act – adjustments for repatriation taxes and the revaluation of deferred tax assets (d)	—	0.08	0.01	0.08
Adjusted earnings per common share, diluted	$1.44	$1.19	$2.35	$2.17
(a)

Excludes restructure charges primarily related to the closure of 36 Pat Catan's stores, the closure of all 94 full-size Aaron Brothers stores and $0.3 million of operating income in the first quarter of fiscal 2018 from the operation of Aaron Brothers (prior to closing).

(b)	Excludes an inventory write-down related to a product purchased from a third-party which did not meet the Company’s quality standards.
(c)	Adjusts for the tax impact of restructure charges, the inventory write-down and losses on early extinguishments of debt and refinancing costs.
(d)	Excludes adjustments related to repatriation taxes for accumulated earnings of foreign subsidiaries and the revaluation of deferred tax assets resulting from the enactment of the Tax Act.

The Michaels Companies, Inc.
Summary of Operating Data
(Unaudited)

The following table sets forth certain of our unaudited operating data:

	Quarter Ended		Fiscal Year Ended
	February 2,	February 3,	February 2,	February 3,
	2019	2018	2019	2018
Michaels stores:
Open at beginning of period	1,256	1,237	1,238	1,223
New stores	3	1	24	17
Relocated stores opened	1	—	21	12
Closed stores	(1)	—	(4)	(2)
Relocated stores closed	(1)	—	(21)	(12)
Michaels stores open at end of period	1,258	1,238	1,258	1,238

Aaron Brothers stores:
Open at beginning of period	—	98	97	109
Closed stores	—	(1)	(97)	(12)
Aaron Brothers stores open at end of period	—	97	—	97

Pat Catan's stores:
Open at beginning of period	36	36	36	35
New stores	—	—	—	1
Closed stores	(36)	—	(36)	—
Pat Catan's stores open at end of period	—	36	—	36

Total store count at end of period	1,258	1,371	1,258	1,371
Total selling square footage at end of period (thousands)	22,339	23,749	22,339	23,749

Other Operating Data:
Average inventory per Michaels store (in thousands)(1)	$832	$810	$832	$810
Comparable store sales	(0.4)%	2.5%	0.8%	0.9%
Comparable store sales, at constant currency	—%	2.0%	0.9%	0.7%

(1)Excludes Aaron Brothers and Pat Catan's stores.

CONTACT:
Investor Contact:
Kiley F. Rawlins, CFA
972.409.7404
Kiley.Rawlins@michaels.com

ICR, Inc.
Farah Soi
203.682.8200
Farah.Soi@icrinc.com

or

Financial Media Contact:
ICR, Inc.
Jessica Liddell / Julia Young
203.682.8200
Michaels@icrinc.com